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                           EXHIBIT 16
                  ALLIANCE TECHNOLOGY FUND, INC
      COMPUTATION OF AVERAGE ANNUAL COMPOUNDED TOTAL RETURN


                                    n
                        ERV = P(1+T)

Definitions:

P=Initial investment by shareholder

T=Average annual total return

ERV=Ending redeemable value of shareholder investment

n=Number of periods

                    Formula to solve for "T"

                               ERV
              For year one   T= --- -1
                                P

                                                 ERV
      *For subsequent years  T= square root of ( --- -1)
                                                  P


To solve for ERV:

1. Take an initial shareholder investment of $1,000 on 10/31/97 at a hypothetical maximum offering price of $10.00. The result is 100 shares.

2. Assume that all dividends and distributions by the Fund are reinvested on reinvest date for the creation of additional shares. (2.766 shares created).

3. Add initial share balance to additional shares created due to reinvestment and multiply by ending net asset value
     (11/30/97) to obtain ending redeemable value (ERV).

                (100+2.766=102.766 x $9.64=$991)
                                               (ERV)

                               991
                             T= --- -1
                              1,000

                             T=.991 -1



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                             T=(.009)

                             T=(0.9%)

                  T=Average annual total return

* For subsequent years repeat steps 1 through 3 for the required periods and apply to formula shown above.













































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